Exhibit 99.1

       Technical Communications Corporation Reports Results for
             First Fiscal Quarter Ended December 25, 2004

    CONCORD, Mass.--(BUSINESS WIRE)--Feb. 4, 2005--Technical Communications Corporation (NASDAQ OTC BB: TCCO.OB) today announced its results for its first quarter of fiscal 2005. The Company reported revenue of $1,187,000 and net income of $118,000, or $0.09 per share, for the quarter ended December 25, 2004, as compared to revenue of $1,054,000 and net income of $91,000, or $0.07 per share, for the same period in fiscal 2004.
    Commenting on the results, TCC's President and CEO, Carl Guild, said, "As we report favorably on the first quarter of our 2005 fiscal year, we look forward to TCC's Annual Meeting of Stockholders to be held on Monday, February 7, 2005. The company's performance in fiscal 2004 met or exceeded our expectations and continued to build the foundation for future growth and financial performance. It was a team effort led by our employees who make customer satisfaction, job performance and quality their top goals."
    "As indicated in past communications, TCC is investing in the establishment of a secure wireless product line. On February 7, 2005 TCC will display its first secure wireless product, CipherTalk(TM)-8000, a high security GSM tri-band cellular phone embedded in a Pocket PC small enough to fit in your shirt pocket. The phone will provide end-to-end AES encryption with public key exchange convenience. It is expected that the CipherTalk-8000 will be attractive to the many international governments, agencies and enterprises that have high-valued cellular communications. In the future, TCC expects to expand the wireless product line to both maintain a cutting edge feel and to accommodate those customers who require customized secure communications."
    Commenting further on corporate performance, Mr. Guild said, "Our revenues and profit performance in the first quarter of fiscal 2005 were consistent with our expectations. However, backlog has declined and the current order flow has slowed due to foreign procurement delays and is expected to be reflected in lower sales during the middle part of the year. In addition, deliveries on a significant contract have been delayed from the planned second quarter to later in the year due to the customer's request to incorporate certain changes into the product. Although this temporary delay will adversely impact second quarter revenues and profits, it is expected that the cost of these changes will be fully recovered, and the company believes that meeting this customer's unique requirements will further enhance both our near-term and long-term business relationship."

    About Technical Communications Corporation

    TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

    Matters discussed in this news release, including any discussion of or impact, expressed or implied, on our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's operating results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the fiscal year ended September 25, 2004.



Technical Communications Corporation
Condensed consolidated income statements

                                                 Quarter ended
                                            12/25/04         12/27/03

Net sales                                 $1,187,000       $1,054,000
Gross profit                                 813,000          501,000
S, G & A expense                             455,000          364,000
Product development costs                    249,000           48,000
Operating income                             109,000           89,000
Net income                                  $118,000          $91,000
Net income per share:
          Basic                                $0.09            $0.07
          Diluted                              $0.07            $0.06


Condensed consolidated balance sheets
                                                 12/25/04     9/25/04

Cash                                           $2,020,000  $2,238,000
Accounts receivable, net                          507,000     330,000
Inventory                                       1,355,000   1,246,000
Other current assets                               88,000     178,000
     Total current assets                       3,970,000   3,993,000
Property and equipment, net                       111,000      77,000
   Total assets                                $4,081,000  $4,070,000

Accounts payable                                 $194,000    $166,000
Accrued expenses and
  other current liabilities                       436,000     579,000
     Total current liabilities                    630,000     745,000
     Total stockholders' equity                 3,451,000   3,325,000
   Total liabilities and stockholders' equity  $4,081,000  $4,070,000


    CONTACT: Technical Communications Corporation
             Michael P. Malone, 978-287-5100
             Chief Financial Officer
             www.tccsecure.com